Exhibit 10.13

THE GREAT LAKES DREDGE & DOCK COMPANY

ANNUAL CASH BONUS PLAN

Purpose

The Great Lakes Dredge & Dock Company (the “Company”) Annual Cash Bonus Plan (the “Plan”) is established to provide annual cash bonuses to employees of the Company.  Different levels are utilized to compensate employees appropriately based on their ability to influence the profitability of Great Lakes Dredge & Dock Corporation and its subsidiaries.

Administration

The plan is administered by the Company’s Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer (collectively, the “Committee”) which, subject to action of the Board, has complete discretion and authority with respect to the Plan and its application, except to the extent that discretion is expressly limited by the Plan.

Eligibility for Participation

The Company’s Chief Executive Officer in his sole discretion, designates each year those employees of the Company who shall participate in the Plan (a “Participant”).  A Participant whose employment by the Company terminates for any reason shall not participate in the Plan for the year of termination and, following such termination, the Company shall have no further obligation hereunder to that Participant.

Determination of Bonus Amounts

Bonus awards are determined as follows:

1.                         Holiday Bonus Plan – Annual holiday bonuses are paid to non-management employees.  Awards are based solely on Company performance.  A minimum EBITDA, defined as “Total Business Requirements”, must be attained to pay the minimum bonus.  The target bonus is paid if the Company’s EBITDA is between 85% and 115% of the Company’s Budgeted EBITDA for the year.   A maximum bonus is paid when EBITDA reaches above 115% of budgeted EBITDA.

Total Business Requirements is defined as interest expense plus a return on equity and a return on current capital spending.

Under this plan, employees are divided into four categories, based upon each employee’s level of responsibility.   Minimum bonuses are 50% of the target and maximum bonuses are 150% of the target.

2.               Performance Bonus Plan – Annual performance bonuses are awarded to management employees.  Awards are based on Company performance and individual performance.  Individual bonus amounts are discretionary, but a pool of allowable total awards is calculated based upon Company performance.

The bonus pools are determined as follows:

Actual EBITDA for year	Bonus Pool
< 70% of Budgeted EBITDA	No bonus pool
= 70% of Budgeted EBITDA	6.75% of eligible salaries
= 100% of Budgeted EBITDA	13.5% of eligible salaries
= 130% of Budgeted EBITDA	27% of eligible salaries

Between each EBITDA threshold, the bonus pool will be interpolated based on actual EBITDA.

3.               Senior Management Bonus Plan – Annual senior management awards are determined in accordance with existing employment contracts for the CEO and COO.  The threshold EBITDA for payment of minimum bonuses awards is 90% of the Company’s Budgeted EBITDA.

The bonuses range as follows:

Actual EBITDA for year	Bonus award
= 90% of Budgeted EBITDA	35% of annual salary
= Budgeted EBITDA	70% of annual salary
= 120% of Budgeted EBITDA	140% of annual salary

Between each EBITDA threshold, the awards are interpolated based on actual EBITDA.

Miscellaneous.

a)          Although it is the present intention of the Company to continue the Plan for a indefinite period of time, the Company reserves the right to terminate the Plan in its entirety at any time or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any bonus previously awarded under the Plan with respect to a prior Performance Year and provided further that no termination or modification which would adversely affect a Participant hereunder shall take effect with respect to a Performance Year in progress at the time of such action.

b)         No bonus payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell transfer, assign, pledge, encumber or charge prior to such receipt shall be void.  The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any bonus under the Plan.

c)          Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company or any subsidiary thereof, nor limit the right of the Company or any subsidiary thereof to discharge or other wise deal with any participant without regard to the existence of the Plan.

d)         The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for payment of any bonuses hereunder.  No Participant or any other person shall have any interest in any particular assets of the Company or any subsidiary thereof by reason of the right to receive a bonus under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.

e)          To the extent required by law, the Company will withhold from payments otherwise due hereunder such taxes required to be withheld by the federal or any state or local government.

f)            The Plan shall be governed by and construed in accordance with the laws of the State of Illinois.